Exhibit 99.1

For Release: November 15, 2005	For Further Information: Paul S. Musgrove, Chief Financial Officer Steven R. Lewis, President & CEO (330) 373-1221

First Place Financial Corp. to Present at the

Sandler O’Neill & Partners, L.P. Financial Services Conference

Warren, Ohio November 15, 2005— (NASDAQ:FPFC) – First Place Financial Corp. President and Chief Executive Officer, Steven R. Lewis and Paul S. Musgrove, Chief Financial Officer will make an investor presentation at the Sandler O’Neill & Partners, L.P. Financial Services Conference to be held on November 17, 2005, in Naples, Florida. The presentation by First Place Financial Corp. is scheduled to begin at 9:45 AM Eastern Time on November 17, 2005, and is expected to last 30 minutes.

Our investor presentation at the conference will be available for viewing by live webcast and may be accessed at http://www.sandleroneill.com or http://www.firstplacebank.com. The conference will also be available via audio conference at 617-213-8852 by referencing “Sandler O’Neill Conference” Session 3. Anyone who intends to listen to the live webcast should go to the website at least fifteen minutes early to download and install any necessary software. Presentations, including all written and oral materials, will be archived and will be available on either website for 30 days following the event.

About First Place Financial Corp.

First Place Financial Corp., a $2.6 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.